Exhibit 99.1

SmartStop®

Self Storage REIT, Inc.

...The Smarter Way to Store!®

RECOMMENDATION TO REJECT AN UNSOLICITED OFFER

If you are considering selling your shares to MacKenzie Capital Management, LP or its affiliates, please read all of the information below.

Dear Stockholder:

The Board of Directors (the “Board”) of SmartStop Self Storage REIT, Inc. (the “Company”) unanimously recommends that you IGNORE the materials that were sent to you by MacKenzie Capital Management, LP and its affiliates (“MacKenzie”) and REJECT its offer.

Please keep reading for important information.

We recently became aware of an unsolicited attempt by MacKenzie in which MacKenzie has proposed to acquire up to 300,000 shares of Class A or Class T common stock of the Company at a post 1-for-4 reverse stock split price of $20.00, which represents a pre-stock split price of $5.00 per share (collectively, the “MacKenzie Tender Offer”). After careful evaluation, the Board unanimously recommends that you reject the MacKenzie Tender Offer and ignore the materials that were sent to you by MacKenzie.

The following are a list of important considerations:

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The Company recently listed its unclassified common stock on the New York Stock Exchange (the “Listing”). The closing price as of May 12, 2025, the shares were trading at $36.53 per share, and the offering price by MacKenzie is over 45% lower than that closing price. While the ultimate price that the Company’s Class A and Class T stockholders will be able to sell their shares once their lockup expires is uncertain (see bullet immediately below), this offer by MacKenzie is consistent with their prior offers of attempting to buy shares at a significant discount. For more information about the Listing’s impact on Class A and Class T stockholders, please read our 2025 Stockholder Letter posted at investors.smartstopselfstorage.com.

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As a result of the Listing, all existing shares of Class A and Class T common stock will automatically convert into the listed class once the existing lock-up expires on October 1, 2025. Accordingly, after this date, such existing stockholders will be able to sell their shares on the open market at the then-current trading price.

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MacKenzie’s materials do not make it clear that their offering price of $20.00 per shares is on a post-split basis. On March 21, 2025, the Company completed a 1-for-4 reverse stock split. Accordingly, investors who purchased in our initial offering may not understand the nature of the $20.00 offering price. For investors who are used to seeing our stock price on a pre-split basis, this offering price would equate to $5.00 per share when adjusting for the 1-for-4 reverse stock split.

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The Company’s share redemption program (the “SRP”) was recently terminated, and we believe the MacKenzie Tender Offer is an attempt to capitalize on the remaining five month lockup of the Class A and Class T shares.

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As admitted by MacKenzie, it is making the offer “in view of making a profit” (emphasis added). MacKenzie is a for-profit business that, among other things, capitalizes on the illiquidity of shares by buying shares at a discounted price in order to make a profit. The MacKenzie Tender Offer indicates that MacKenzie believes that our shares will be worth more than the price MacKenzie is offering. Neither we nor any of our affiliates is in any way affiliated with MacKenzie.

SmartStop Self Storage REIT, Inc. | 10 Terrace Road, Ladera Ranch, CA 92694 | 866-418-5144 | info@StrategicREIT.com

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As disclosed in its offering materials, MacKenzie did not retain an independent person to evaluate or render any opinion with respect to the fairness of the offering price.

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MacKenzie has made two prior tender offers for the Company’s shares: (i) one in the fourth quarter of 2024 at $32.20 per share (or $8.05 per share on a pre-split adjusted basis), and (ii) one in the fourth quarter of 2020 at $21.80 per share (or $5.45 per share on a pre-split adjusted basis).

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Even if a stockholder were to take advantage of the MacKenzie Tender Offer, the Board cannot verify that MacKenzie has the funds to make a payment for any or all of the shares that may be tendered.

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The Securities and Exchange Commission has cautioned investors about the heightened risks involved with offers such as the MacKenzie Tender Offer. In addition to this letter, we strongly encourage you to read the information provided by the SEC, here (www.sec.gov/investor/pubs/minitend.htm) and here (www.sec.gov/rules/interp/34-43069.htm). The SEC makes the following admonitions:

o
If the offer is for less than 5% of a company’s shares, it is a “mini-tender offer” and “you should proceed with caution.” The MacKenzie Tender Offer is for up to approximately 1.2% of the total number of the Company’s outstanding Class A and Class T common stock as of March 18, 2025. Thus, the MacKenzie Tender Offer is a mini-tender offer, and you should proceed with caution.

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“Some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard.”

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“[I]nvestors typically feel pressured to tender their shares quickly without having solid information about the offer or the people behind it. And they've been shocked to learn that they generally cannot withdraw from mini-tender offers.”

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“[M]ini-tender offers typically do not provide the same disclosure and procedural protections that larger, traditional tender offers provide.” We believe the materials provided along with the MacKenzie Tender Offer fail to adequately address certain matters, such as: a complete description of the risks associated with the MacKenzie Tender Offer; a clear discussion of the methodologies used by MacKenzie to determine its offer price or how it has valued the Company’s shares; and a complete disclosure as to the financial wherewithal of MacKenzie.

While we do not believe the MacKenzie Tender Offer is in the best interest of our stockholders, it is important for you to carefully evaluate whether to tender your shares as it relates to your specific situation, particularly with respect to your investment objectives, your financial circumstances, other financial opportunities available to you, your own tax position and tax consequences, and any other factors you determine are relevant to your decision. To that end, we encourage you to consult with any financial, tax or other advisors when making your decision.

Please also carefully consider all the factors discussed in the MacKenzie Tender Offer materials, our letter and the advice provided by the SEC before making a decision.

We encourage you to follow the recommendation of the Board and not tender your shares in connection with the MacKenzie Tender Offer.

If you do not wish to tender your shares, simply IGNORE the MacKenzie Tender Offer materials and DO NOT RESPOND.

Should you have any questions or need further information about your options, the MacKenzie Tender Offer, or otherwise, please feel free to contact SmartStop Self Storage REIT, Inc., 10 Terrace Road, Ladera Ranch, California 92694, Attention: Investor Relations (telephone number: (866) 418-5144.

Sincerely,

H. Michael Schwartz

Chief Executive Officer

*Please note that due to the frequency of these tender offers and to save unnecessary additional costs to the Company, we no longer mail our responses to these opportunistic mini-tender offers to you directly. This response can be found in a filing with the SEC at www.sec.gov and on our website at investors.smartstopselfstorage.com/financials/sec-filings. You may request a printed copy by calling your financial advisor or our Investor Services team at (866) 418-5144.